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                                                                      EXHIBIT 11

                       SENSORMATIC ELECTRONICS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (IN MILLIONS)

                                                               Three Months ended
                                                                  September 30,
                                                           --------------------------
                                                              1997             1996
                                                              ----             ----
Net (loss) income                                          $  (65.9)         $    2.1
                                                           --------          --------

Common shares:

     Weighted average shares
     outstanding during the period                             74.3              73.9

     Potential dilutive exercise
     of stock options and warrants                               --(1)             .1
                                                           --------          --------


     Shares included in computation
     of (loss) earnings per share                              74.3              74.0
                                                           ========          ========



(1) Not presented as the effect is anti-dilutive.


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